UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2019

GUARDION HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38861	44-4428421
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15150 Avenue of Science, Suite 200

San Diego, CA 92128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 605-9055

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GHSI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On August 15, 2019, Guardion Health Sciences, Inc. (the “Company”) consummated an underwritten public offering (the “Offering”) of (i) 12,000,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), (ii) pre-funded warrants exercisable for 1,000,000 shares of Common Stock (the “Pre-Funded Warrants”), and (iii) warrants to purchase up to an aggregate of 13,000,000 shares of Common Stock (the “Warrants”). The Offering was conducted pursuant to an Underwriting Agreement, dated August 13, 2019 by and between the Company and Maxim Group LLC and WallachBeth Capital, LLC, acting as the representatives (the “Representatives”) of the several underwriters named therein (the “Underwriting Agreement”). On August 16, 2019, the Company sold an additional 1,950,000 Warrants upon exercise of the underwriters’ over-allotment option.

The public offering price was $0.44 per share of Common Stock and $0.01 per accompanying Warrant. Each Warrant sold with the shares of Common Stock represents the right to purchase one share of Common Stock at an exercise price of $0.585 per share. The Warrants are exercisable immediately, expire five years from the date of issuance and provide that, beginning on the earlier of (i) 30 days from the effective date of the Registration Statement (as defined below) and (ii) the date on which the Common Stock trades an aggregate of more than 40,000,000 shares after the announcement of the pricing of the Offering, and ending on the twelve (12) month anniversary thereof, each Warrant may be exercised at the option of the holder on a cashless basis at a ratio of one Warrant for one share of Common Stock, in whole or in part, if the weighted average price of the Common Stock on the trading day immediately prior to the exercise date fails to exceed the initial exercise price of the Warrant.

The public offering was $0.43 per Pre-Funded Warrant and $0.01 per accompanying Warrant. The Pre-Funded Warrants were sold to purchasers whose purchase of shares of Common Stock in the Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding Common Stock immediately following the consummation of the Offering, in lieu of shares of Common Stock. Each Pre-Funded Warrant represents the right to purchase one share of Common Stock at an exercise price of $0.01 per share. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The shares of Common Stock, Pre-Funded Warrants and Warrants were issued separately and are immediately separable upon issuance.

On August 15, 2019, the Company entered into a Warrant Agreement with VStock Transfer, LLC (“VStock”), appointing VStock as Warrant Agent for the Warrants for purposes of the Offering (the “Warrant Agreement”). A registration statement on Form S-1 (File No. 333-233067) (the “Registration Statement”) relating to the Offering was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 7, 2019, and was declared effective on August 12, 2019. The gross proceeds to the Company from the Offering, before deducting underwriting discounts and commissions and other estimated Offering expenses, and excluding the exercise of any Pre-Funded Warrants or Warrants, was approximately $5.8 million.

The Underwriting Agreement, the Warrant Agreement (including the form of Warrant) and Pre-Funded Warrant are filed as Exhibits 1.1, 10.1 and 4.1, respectively, to this Current Report on Form 8-K, and the description of the terms of the Underwriting Agreement, the Warrant Agreement, the Warrants and the Pre-Funded Warrants are qualified in their entirety by reference to such exhibits.

Item 8.01 Other Events.

On August 13, 2019, the Company issued a press release announcing the pricing of the Offering, a copy of which is filed as Exhibit 99.1. On August 15, 2019, the Company issued press releases announcing the re-pricing and the closing of the Offering, copies of which are filed as Exhibits 99.2 and 99.3.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated August 13, 2019 between the Company and the Representatives
4.1	Form of Pre-Funded Warrant
10.1	Warrant Agreement, including form of Warrant, made as of August 15, 2019, between the Company and VStock.
99.1	Press Release dated August 13, 2019.
99.2	Press Release dated August 15, 2019.
99.3	Press Release dated August 15, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDION HEALTH SCIENCES, INC.

By:	/s/ MICHAEL FAVISH
Name:	Michael Favish
Title:	Chief Executive Officer

Date: August 19, 2019